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                                                                    EXHIBIT 3.77

                        AGREEMENT OF GENERAL PARTNERSHIP

                                       OF

                       BHC OF INDIANA, GENERAL PARTNERSHIP

         This Agreement entered into as of the 30th day of June, 1998, by and among BHC of Northern Indiana, Inc., a Tennessee corporation ("NI-Sub"), BHC Columbus Hospital, Inc., a Tennessee corporation ("Columbus-Sub"), BHC Lebanon Hospital, Inc., a Tennessee corporation ("Lebanon-Sub"), and BHC Valle Vista Hospital, Inc., a Tennessee corporation ("W-Sub"). NI-Sub, Columbus-Sub, Lebanon-Sub, and W-Sub are collectively referred to herein as "Partners" or individually as a "Partner."

         The parties hereto desire to form a general partnership pursuant to the provisions of the Tennessee Uniform Partnership Act (the "Act") and other relevant laws of the State of Tennessee, for the purposes and upon the terms, covenants and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Partners, intending to be legally bound, do hereby agree as follows:

         1.       Definitions.

         "Act" shall mean the Tennessee Uniform Partnership Act, as amended.

         "Adjusted Capital Account Deficit" means, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the Fiscal Year, after giving effect to the following adjustments:

                  (i) Credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(l) and 1.704-2(i)(5); and

                  (ii) Debit to such Capital Account the items described in Regulations Sections 1.704-l(b)(2)(ii)(d)(4), 1.704-l(b)(2)(ii)(d)(5),
         and 1.704-1(b)(2)(ii)(d)(6).

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         The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section
1.704-l(b)(2)(ii)(d) and shall be interpreted consistently therewith.

         "Cash Flow" with respect to any Partnership fiscal period shall mean all cash receipts of the Partnership during such fiscal period (other than contributions to Partnership's business) less (i) all Partnership cash disbursements during such fiscal period determined by the Partner in their sole discretion to be reasonably necessary for the conduct of the Partnership's business, (ii) such reserves established by the Partners in their sole discretion during such fiscal period for anticipated Partnership expenses or Partnership debt repayments and (iii) any cash amounts reinvested in the Partnership as determined by the Partners in their sole discretion during such fiscal period for anticipated Partnership expenses or Partnership debt repayments. Cash Flow also shall include any other Partnership funds, including any amounts previously set aside as reserves by the Partners, no longer deemed by the Partners to be necessary for the conduct of the Partnership's business.

         "Capital Account" means, with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

                  (i) To each Partner's Capital Account there shall be credited the amount of cash and the initial Gross Asset Value of any property contributed to the Partnership by such Partner, such Partner's distributive share of Profits, and any items in the nature of income or gain that are specially allocated pursuant to Section 12.2 or Section 12.3 of this Agreement, and the amount of any Partnership liabilities that are assumed by such Partner or that are secured by any Property distributed to such Partner.

                  (ii) From each Partner's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Property distributed to such Partner pursuant to any provision of this Agreement, such Partner's distributive share of Losses, and any items in the nature of loss or deduction specially allocated pursuant to Section 12.2 or Section 12.3, and the amount of any liabilities of such Partner that are assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership.

         In the event any Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

         The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-l(b) and shall be interpreted and applied in a manner consistent with

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such Regulations. In the event the Partners shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributions or distributed property or which are assumed by the Partnership), are computed in order to comply with such Regulations, the Partners may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Partner upon the dissolution of the Partnership. The Partners also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the respective Partners and the amount of Partnership capital reflected on the Partnership's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-l(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-l(b), provided that, to the extent that any such adjustment is inconsistent with other provisions of this Agreement and would have a material adverse effect on any Partner, such adjustment shall require the consent of such Partner.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, or any corresponding provisions of succeeding law.

         "Depreciation" means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation will be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis. Notwithstanding the foregoing, if an asset has a zero basis for federal income tax purposes at the beginning of such Fiscal Year, depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Partners.

         "Fiscal Year" shall have the meaning set forth in Section 15.

         "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                  (i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership will be the gross fair market value of such asset, as set forth on Exhibit A to this Agreement;

                  (ii) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the Partners, as of the following times:

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                                    (A)      Upon the acquisition of an
                           additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis capital contribution if the Partners reasonably determine that such an adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

                                    (B)      Upon the distribution by the
                           Partnership to a Partner of more than a de minimis amount of any Property as consideration for an Interest in the Partnership if the Partners reasonably determine that such an adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership; and

                                    (C)      Upon the liquidation of the
                           Partnership within the meaning of Regulations Section 1.704-(l)(b)(2)(ii)(g), other than a liquidation caused by a termination under Code Section 708(b)(l)(B) that does not result in the dissolution of the Partnership under Section 17.1.

                  (iii) The Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution; and

                  (iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-l(b)(2)(iv)(m) and Subparagraph (vi) of the definition of "Profits" and "Losses" or Section 12.2(g); provided, however, that Gross Asset Values shall not be adjusted pursuant to this Subparagraph (iv) to the extent that the Partners determine that an adjustment pursuant to Subparagraph (ii) above is necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this Subparagraph (iv).

         If the Gross Asset Value of an asset has been determined or adjusted pursuant to Subparagraphs (i), (ii) or (iv) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses. The initial Gross Asset Value of the contributed assets is set forth on Exhibit A.

         "Interest" shall mean, when used with reference to any person, the entire ownership interest of such person in income, gains, losses, deductions, tax credits, distributions and assets of the Partnership, and all other rights and obligations of

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such person in the Partnership under the terms and provisions of this Agreement and the Act.

         "Nonrecourse Deductions" has the same meaning of such term set forth in Regulations Sections 1.704-2(b)(l) and 1.704-2(c).

         "Nonrecourse Liability" has the same meaning of such term set forth in Regulations Section 1.704-2(b)(3).

         "Partner Nonrecourse Debt" has the same meaning of such term set forth in Regulations Section 1.704-2(b)(4).

         "Partner Nonrecourse Debt Minimum Gain" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

         "Partnership" shall mean the general partnership created under this Agreement and the partnership continuing the business of this Partnership in the event of a technical dissolution.

         "Partnership Minimum Gain" has the same meaning of such term set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

         "Percentage Interest" has the meaning of such term set forth in
Section 10.1(b).

         "Profits" and "Losses" means, for each Fiscal Year, an amount equal to the Partnership's taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code
Section 703(a)(l) shall be included in taxable income or loss), with the following adjustments:

                  (i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be added to such taxable income or loss;

                  (ii)     Any expenditures of the Partnership described in Code
                  Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-(l)(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be subtracted from such taxable income or loss;

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                  (iii)    In the event the Gross Asset Value of any Partnership
                  asset is adjusted pursuant to Subparagraphs (ii) or (iii) of the definition of "Gross Asset Value," the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing
                  Profits and Losses;

                  (iv) Gain or loss resulting from any disposition of any property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

                  (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of "Depreciation" hereof;

                  (vi) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or 743(b) is required to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Partner's Interest in accordance with Regulations Section 1.704-l(b)(2)(iv)(m)(4), the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of the asset and shall be taken into account for purposes of computing Profits and Losses;

                  (vii)    Any items that are specially allocated pursuant to
                  Section 12.2 and Section 12.3 hereof shall not be taken into account in computing Profits or Losses.

         "Property" shall mean, as the case may be, any or all real and personal property, whether tangible or intangible, owned by the Partnership and all improvements thereto.

         "Regulations" shall mean the Treasury Regulations promulgated under the Code, as such Treasury Regulations may be amended or modified from time to time (including corresponding provisions of succeeding regulations).

         2. Formation of General Partnership. The parties to this Agreement hereby form a general partnership pursuant to the provisions of the Act and upon the terms, covenants and conditions hereinafter set forth.

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         3.       Name of the Partnership. The name of the Partnership is "BHC of Indiana, General Partnership." The Partnership may employ or use a trade name other than the name of the Partnership for itself, any facilities owned, operated or managed by the Partnership or any services or lines of business of the Partnership. Any such trade name shall be selected by the Partners.

         4. Names and Addresses of the Partners. The names and addresses of the Partners are listed on Exhibit B, attached hereto and herein incorporated by this reference, as the same may be amended from time to time, or at any time.

         5. Purpose of Partnership. The Partnership has been formed for the purpose of consolidating control of the operations of the inpatient psychiatric hospitals of NI-Sub, Columbus-Sub, Lebanon-Sub and W-Sub. The Partnership may engage in any and all other activities as may be necessary, incidental or convenient to carrying out the business of the Partnership as contemplated by this Agreement.

         6. Policies. All matters of policy and scope of operation which are set forth in this Agreement shall be incorporated in agreements between the Partners and affiliates of those Partners and any other parties participating in owning or operating BHC of Northern Indiana Hospital, BHC Columbus Hospital, BHC Valle Vista Hospital and BHC Lebanon Hospital (referred to collectively as the "Hospitals").

         7. Place of Business. The principal office of the Partnership shall be located at 102 Woodmont Boulevard, Suite 800, Nashville, Tennessee 37205, or at such other place as shall be agreed upon by a majority of the Partners from time to time.

         8. Term. The Partnership shall commence on June 30, 1998, or such later date as the Partners shall mutually agree, and shall continue until June 30, 2028, or such other date as the Partners mutually agree.

         9. Management. (a) The general management and determination of all questions relating to the affairs and policies of the Partnership, except for questions relating to the medical standards and medical policies of the Hospitals, shall be decided by a majority vote of the Partners.

         10.      Capital Contributions and Percentage Interest.

                  10.1 (a) Initial Capital Contribution. As of June 30, 1998, each Partner shall make an initial capital contribution to the Partnership consisting of all the assets with agreed upon initial Gross Asset Values as set forth on Exhibit A. In addition, the Partners will transfer to the Partnership any liabilities set forth on Exhibit A. The Partnership will assume or take subject to, as appropriate, such

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liabilities. Such assets and liabilities have an agreed upon net value as set forth on Exhibit A.

                           (b) Percentage Interest. The Partners have agreed to
allocate Profits and Losses of the Partnership and distributions of Cash Flow (other than liquidating distributions) between the Partners according to the percentages (the "Percentage Interest") set forth on Exhibit C attached to this Agreement. The Percentage Interests will be maintained as set forth on Exhibit C unless modified in writing and signed by each of the Partners. The Partners all share in the capital of the Partnership based upon their respective Capital Account balances.

                  10.2 Additional Obligations. Any Partner may make further contributions to the Partnership. No Partner shall be obligated to make additional capital contributions to the Partnership or guarantee any indebtedness of the Partnership under this Agreement.

                  10.3 No or Limited Negative Capital Account Make Up. No Partner shall have an obligation to restore a negative Capital Account balance during the existence of the Partnership or upon the dissolution or termination of the Partnership.

                  10.4 Loans. Any Partner may, subject to the provisions of this Section 10.4, make loans or advance money to the Partnership if requested to do so by the Partners. These loans or advances shall not constitute an increase in the Capital Account or Percentage Interest of the lending Partner. The amount of any loan or advance shall be a liability of the Partnership to the lending Partner and shall be repayable upon such terms and conditions as may be agreed to by the lending Partner and the Partners; provided that such terms shall be as if they were negotiated at arm's length and shall otherwise be commercially reasonable.

         11. Capital Account. As further provided for in Section 1 of this Agreement, the Partnership shall maintain a Capital Account for each Partner in accordance with the capital accounting rules of Regulations Section 1.704-l(b) for the entire term of the Partnership.

         12.      Allocations.

         12.1 Profits and Losses. After giving effect to the special allocations set forth in Sections 12.2 and 12.3 for any Fiscal Year, Profits and Losses for any Fiscal Year will be allocated in accordance with the Partners' Percentage Interests.

         12.2 Special Allocations. The following special allocations will be made in the following order:

                  (a) Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this

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         Section 12, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Partner shall be specifically allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to the Partner's share of the net decrease in Partnership Minimum Gain as determined in accordance with Regulations Section 1.704-2(g). Allocations made in accordance with the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items allocated under this Section 12.2(a) shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 12.2(a) is intended to comply with the minimum gain chargeback requirement in Regulations 1.704-2(f) and shall be interpreted consistently therewith.

                  (b) Partner Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Section 12, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Partner, who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Deduction as determined in accordance with Regulations Section 1.704-2(i)(5), shall be specifically allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to the Partner's share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, as determined in accordance with Regulations Section 1.704-2(i)(4). Allocations made in accordance with the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items allocated under this Section 12.2(b) shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 12.2(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

                  (c) Qualified Income Offset. If any Partner unexpectedly receives a distribution, allocation, or adjustment described in Regulations Sections 1.704-l(b)(2)(ii)(d)(4), 1.704-l(b)(2)(ii)(d)(5),
         or 1.704-l(b)(2)(ii)(d)(6), items of Partnership income and gain shall be made specifically to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of each such Partner as quickly as possible. An allocation made pursuant to this Section 12.2(c) shall be made only if, and to the extent that, each such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in Section 12 have been tentatively made as if this Section 12.2(c) were not in the Agreement.

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                  (d)      Gross Income Allocation. In the event a Partner has a
         deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Partner is obligated to restore in accordance with any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore in accordance with the penultimate sentences of Regulations Sections 1.704-2(g)(l) and 1.704-2(i)(5), each such Partner shall be specifically allocated items of Partnership income and gain in the amount of such excess as quickly as possible. An allocation made in accordance with this Section 12.2(d) shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 12 have been made as if Sections 12.2(c) and 12.2(d) were not in this Agreement.

                  (e) Partner Nonrecourse Deductions. In accordance with Regulations Section 1.704-2(i)(l), any Partner Nonrecourse Deductions for any Fiscal Year shall be specifically allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable.

                  (f) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specifically allocated among the Partners in proportion to the Partners' Percentage Interests. Solely for purposes of determining a Partner's proportionate share of the "excess nonrecourse liabilities" of the Partnership within the meaning of Regulations Section 1.752-3(a)(3), the Partners' interests in Partnership profits are in proportion to their Percentage Interests.

                  (g) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or 743(b) is required to be taken into account in determining Capital Accounts as a result of a distribution to a Partner in complete liquidation of its Interest in accordance with Regulations Sections 1.704-l(b)(2)(iv)(m)(2) or 1.704-l(b)(2)(iv)(m)(4), the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specifically allocated to the Partners in accordance with their interests in the Partnership in the event Regulations Section 1.704-l(b)(2)(iv)(m)(2) applies, or to the Partner to whom such distribution was made in the event Regulations
         Section 1.704-l(b)(2)(iv)(m)(4) applies.

                  (h) Allocations Upon Liquidation. Upon the liquidation of the Partnership, including the sale of all or substantially all of the Partnership's assets, income and loss shall be allocated among the Partners to cause the ending Capital Account balance of each Partner to be, as near as reasonably

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         practicable, in proportion to the respective Percentage Interest of each Partner.

         12.3. Curative Allocations. The allocations set forth in Sections 12.2(a)-(g) (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other Partnership income, gain, loss, or deduction pursuant to this Section 12.3.

         12.4.    Tax Allocations: Code Section 704(c)

                  (a) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to contributed assets shall be, solely for tax purposes, allocated among the Partners so as to take account of any variation between the adjusted basis of such asset to the Partnership for federal income tax purposes and its initial Gross Asset Value as set forth on Exhibit A.

                  (b) In the event that the Gross Asset Value of any Partnership asset is adjusted pursuant to Subparagraph (ii) of the definition of "Gross Asset Value" set forth in Section 1, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted tax basis of such asset and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

                  (c) Allocations pursuant to this Section 10.4 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any person's Capital Account or share of Profits and Losses, other items, or distributions pursuant to any provision of this Agreement.

         13.      DISTRIBUTIONS

         13.1. Cash Flow. The Cash Flow of the Partnership shall be distributed in proportion to the Partner's capital accounts. "Cash Flow of the Partnership" means all cash funds of the Partnership on hand at the end of each calendar quarter less (i) provision for payment of all outstanding and unpaid current cash obligations of the Partnership at the end of such quarter (including those which are in dispute), (ii) provision for payment of any indebtedness of the Partnership when and as the payments are required (including both interest and principal), and (iii) provisions for adequate reserves as determined by the Partners for reasonably anticipated cash expenses and contingencies (which may include debt service on Partnership indebtedness), but without deduction for depreciation and other noncash expenses.

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         14.      Additional Funds and Adjustments. (a) Call for Funds. The
Partners recognize that additional funds may be required for the operations of the Hospitals. The funds may be obtained by cash contributions of the Partners or by loans obtained by the Partnership or by any other means. When additional funds by way of cash contributions to capital are required to meet current Partnership obligations or to pay operating costs, the additional funds shall be called for and shall be contributed by the Partners in proportion to their Percentage Interest in the Partnership. Such contribution shall be in cash.

                  (b) Contributions for Defaulting Partner. If any Partner is unable or unwilling to make any or all of its proportionate contribution, then the non-defaulting Partners may, in addition to pursuing any other remedies which may be available, make contributions in excess of their proportionate shares (the "Excess Contribution"). If the non-defaulting Partners make Excess Contributions, then an adjustment shall be made to the Partners' capital accounts, and each Partner's share in the profits, losses and Cash Flow of the Partnership shall be adjusted accordingly. If, within 90 days from the date the non-defaulting Partners make an Excess Contribution, the defaulting Partner pays to the non-defaulting Partners an amount equal to the Excess Contribution, plus interest at 2% per annum more than the prime rate of interest as reported by The Wall Street Journal, but not more than the maximum rate allowed by law, then the Partners' capital accounts shall be adjusted for the reimbursement of the Excess Contribution (excluding interest), and each Partner's share in the profits, losses and Cash Flow of the Partnership shall be adjusted accordingly.

         15. Books of Account. The Partnership books and records shall be maintained at the principal office of the Partnership, and each Partner shall have access thereto at all reasonable times. The books and records shall be kept by the Partners in accordance with generally accepted accounting principles consistently applied for financial reporting purposes and shall reflect all Partnership transactions and be appropriate and adequate for the Partnership's business. The Partners shall also keep adequate federal income tax records. The fiscal year of the Partnership shall be the calendar year. The books shall be closed and balanced at the end of each fiscal year.

         16. Banking. The Partners shall cause the funds of the Partnership to be deposited in such bank account as they shall designate, and withdrawals shall be made upon such signatures as the Partners shall authorize.

         17. Termination of the Partnership. Upon termination of the Partnership as determined by the Partners, a full and general accounting shall be taken of the Partnership business and the affairs of the Partnership shall be completed. Any profits or losses incurred since the previous accounting shall be divided among the Partners and shall be added to the distribution made to the Partners. The Partners shall wind up and liquidate the Partnership by selling the Partnership assets, and,

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after the payment of the Partnership liabilities, expenses and fees incurred in connection with such liquidation, distributing the proceeds thereof in cash to the Partners in accordance with their ending capital account balances in the Partnership.

         18. Dissolution. Except as otherwise expressly provided in this Partnership Agreement, dissolution of the Partnership shall be subject to the provisions of the Act, as now or hereafter constituted or substituted. Unless otherwise required by law or by court order and subject to the provisions of this Section 18, the Partnership's business shall not terminate upon the occurrence of any event causing any dissolution of the Partnership. Any successor by the operation of law to a Partner's interest shall be deemed as an assignee having the rights which an assignee of such Partner's interest would have under the provisions of the Act.

         19. Notices. All notices, consents and other instruments hereunder shall be in writing and mailed by certified mail, return receipt requested, postage prepaid, and shall be directed to the parties hereto at the following addresses or at the last addresses of the parties furnished by them in writing to the Partners.

If to NI-Sub:              BHC of Northern Indiana, Inc.
                           102 Woodmont Boulevard, Suite 800
                           Nashville, Tennessee 37205

If to Columbus-Sub:        BHC Columbus Hospital, Inc.
                           102 Woodmont Boulevard, Suite 800
                           Nashville, Tennessee 37205

If to Valle Vista-Sub:     BHC Valle Vista Hospital, Inc.
                           102 Woodmont Boulevard, Suite 800
                           Nashville, Tennessee 37205

If to Lebanon-Sub          BHC Lebanon Hospital, Inc.
                           102 Woodmont Boulevard, Suite 800
                           Nashville, Tennessee 37205

         20. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, permitted assigns and controlled or controlling affiliates.

         21. Governing Law. This Agreement shall be governed by the laws of the State of Tennessee.

         IN WITNESS WHEREOF, the Parties have executed this Agreement of General Partnership as of the date first above written.

PARTNERS:

BHC of Northern Indiana, Inc.

By: [ILLEGIBLE]
   ---------------------------------
   Title: VP

BHC Columbus Hospital, Inc.

By: [ILLEGIBLE]
   ---------------------------------
   Title: VP

BHC Valle Vista Hospital, Inc.

By: [ILLEGIBLE]
   ---------------------------------
   Title: VP

BHC Lebanon Hospital, Inc.

By: [ILLEGIBLE]
   ---------------------------------
   Title: VP

                                    EXHIBIT A

         1. BHC Columbus Hospital, Inc. shall contribute its sole membership interest in Columbus Hospital, LLC to BHC of Indiana, General Partnership.

         2. BHC Lebanon Hospital, Inc. shall contribute its sole membership interest in Lebanon Hospital, LLC to BHC of Indiana, General Partnership.

         3. BHC of Northern Indiana, Inc. shall contribute its sole membership interest in Northern Indiana Hospital, LLC to BHC of Indiana, General Partnership.

         4. BHC Valle Vista Hospital, Inc. shall contribute its sole membership interest in Valle Vista, LLC to BHC of Indiana, General Partnership.

              COMPUTATION OF PERCENTAGE OWNERSHIP IN BHC OF INDIANA

                                                                      NORTHERN     VALLE
                                             COLUMBUS     LEBANON     INDIANA      VISTA        TOTAL
FMV Assets Transferred (Gross Asset Value)   5,311,524   2,783,891   8,668,460   16,819,783   33,583,658
FMV Liabilities Transferred                  2,247,754     760,650   7,908,935    6,754,351   17,671,690
                                             ---------   ---------   ---------   ----------   ----------
FMV of Net Assets Transferred                3,063,770   2,023,241     759,525   10,065,432   15,911,968
                                             =========   =========   =========   ==========   ==========

Partnership Capital Interest Percentage             19%         13%          5%          63%         100%

Profit/Loss Sharing Percentage                      19%         13%          5%          63%         100%

                                    EXHIBIT B

         The names and addresses of the Partners of BHC of Indiana, General Partnership are as follows:

         1.       BHC of Northern Indiana, Inc.
                  102 Woodmont Boulevard, Suite 800
                  Nashville, Tennessee 37205

         2.       BHC Columbus Hospital, Inc.
                  102 Woodmont Boulevard, Suite 800
                  Nashville, Tennessee 37205

         3.       BHC Lebanon Hospital, Inc.
                  102 Woodmont Boulevard, Suite 800
                  Nashville, Tennessee 37205

         4.       BHC Valle Vista Hospital, Inc.
                  102 Woodmont Boulevard, Suite 800
                  Nashville, Tennessee 37205

                                    EXHIBIT C

         The Partnership Percentage of each of the Partners is as follows:

              Partner                 Partnership Percentage
              -------                 ----------------------
1.  BHC of Northern Indiana, Inc.               5%
2.  BHC Columbus Hospital, Inc.                19%
3.  BHC Lebanon Hospital, Inc.                 13%
4.  BHC Valle Vista Hospital, Inc.             63%